Exhibit 99.1

Contact:	Tricia J. Richardson
Senior Manager, Investor Relations
Novavax, Inc.
240-268-2031
NOVAVAX REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
ROCKVILLE, MD (November 6, 2009) — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today announced financial results for the third quarter ended September 30, 2009 and reviewed its recent accomplishments and upcoming milestones.
Novavax’s net loss for the third quarter of 2009 was $7.5 million, or $0.08 per share, compared to a net loss of $7.8 million, or $0.12 per share, for the same period last year.
For the nine-month period ended September 30, 2009, the net loss was $24.4 million, or $0.30 per share, compared to a net loss of $25.0 million, or $0.40 per share, for the comparable period in 2008. The decrease in the net loss was primarily due to a decrease in operating expenses as a result of staff reductions and other cost cutting initiatives partially offset by a decrease in revenue and the conclusion of our discontinued operations.
At September 30, 2009, Novavax had cash, cash equivalents and marketable securities of $34.4 million compared to approximately $33.9 million at December 31, 2008.
Dr. Rahul Singhvi, President and Chief Executive Officer of Novavax, stated: “We are continuing to make rapid progress with each of our vaccine development programs which are targeting some of the world’s most pressing public health problems. Our partnerships in the United States, Spain, Mexico and India are accelerating the development of our VLP based 2009 H1N1 pandemic influenza and seasonal influenza vaccines and enabling us to prepare for their commercial-scale production. In addition, we recently selected a vaccine candidate against Respiratory Syncytial Virus (RSV), the most common cause of lower respiratory tract infection in infants and young adults. Our achievements to date reflect the clinical and commercial potential of our technology and the successful execution of our product development strategies.”
Key accomplishments since the second quarter included the following:
•	In September, Novavax announced favorable results from a Phase II human clinical trial of its trivalent seasonal influenza virus-like particle (VLP) vaccine candidate. These results continue to support the planned study of the vaccine in elderly adults scheduled for the fourth quarter of this year and pave the way for the company to advance its seasonal influenza VLP vaccine into Phase III studies next year.
•	In October, Novavax initiated a two-stage pivotal clinical study of its novel 2009 H1N1 VLP pandemic influenza vaccine in Mexico, in collaboration with Avimex Laboratories and GE Healthcare. Avimex is providing financial support while GE Healthcare is providing its single-use bioprocessing products for vaccine production. Pending favorable results from the first stage of the study, the second stage will be initiated in a larger cohort of 3,000 subjects. If the results are clinically acceptable, they will be used to seek registration of Novavax’s 2009 H1N1 VLP pandemic influenza vaccine in Mexico and potentially other countries.
•	In October, Novavax entered into a strategic collaboration with Xcellerex, Inc. to expand Novavax’s vaccine manufacturing process to commercial scale and begin immediate production of Novavax’s novel 2009 H1N1 VLP pandemic influenza vaccine for potential commercial sale in Mexico.
•	Novavax received a Small Business Innovation and Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases of the National Institutes of Health. The grant is to support a segment of the company’s preclinical research program for the Respiratory Syncytial Virus (RSV) particle-based vaccine. The SBIR grant was valued at approximately $246,000.

•	In October, CPL Biologicals Pvt. Ltd., the joint venture between Novavax and Cadila Pharmaceuticals in India, began construction of a state-of-the-art 25,000 square-foot manufacturing facility that will be used to produce pandemic and seasonal influenza vaccines. It is expected to open in February, 2010 and it is expected to be capable of producing over 60 million vaccine doses annually at full capacity. Construction of this facility is being 100% funded by Cadila Pharmaceuticals.
Conference Call Today
Novavax’s management will host its quarterly conference call at 10:00 a.m. local time today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at (866) 814-8448 (U.S. or Canada) or (703) 639-1367 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning 1pm local time. November 6, 2009 through 11.59 pm November 8, 2009. To access the replay, dial (888) 266-2081 and enter pass code 1394584.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology. The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches. Novavax is committed to using its VLP technology to create country-specific vaccine solutions. The Company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India. Additional information about Novavax is available on the company’s website: www.novavax.com
Forward Looking Statements
Statements herein regarding future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding revenues, operating expenses, cash burn, future product development and related clinical trials and future research and development, including regulatory approval in the United States and other countries and product sales, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: our ability to progress any product candidates into pre-clinical or clinical trials; the scope, initiation, rate and progress of our preclinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; regulatory approval is needed before any vaccines can be sold in or outside the United States; the 2009 H1N1 vaccine has not been approved by the Mexican authorities; approval of the 2009 H1N1 vaccine may not be timely and thus may not be granted until after the 2009/2010 flu season has ended; sales of the 2009 H1N1 vaccine are not scheduled begin until late in the 2009/2010 flu season which could result in poor sales; the 2009 H1N1 vaccine must be manufactured quickly, or it may not be sold until after the 2009/2010 flu season has ended; the rate and progress of manufacturing scale-up; Xcellerex has not manufactured Novavax’s 2009 H1N1 vaccine at commercial levels and Novavax has not manufactured any vaccine at a commercial level; Novavax’s pilot plant facility is subject to standard FDA inspections, which may result in increased costs and production delays; the success of the Company’s joint ventures, collaborations, partnerships and licensing agreements; the Company’s dependence on third parties to manufacture and distribute its vaccines; risks associated with conducting business outside of the United States; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; our ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; the cost, timing and success of regulatory filings and approvals; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; availability of qualified personnel; and other factors referenced herein. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Contract research and development	35	142	40	925
Royalties, milestone and licensing fees	166	52	211	69

Total revenues	201	194	251	994

Operating costs and expenses:
Research and development	5,256	8,655	14,819	18,469
General and administrative	3,207	1,265	8,661	7,675

Total operating costs and expenses	8,463	9,920	23,480	26,144

Loss from continuing operations before interest (expense) income, net	(8,262)	(9,726)	(23,229)	(25,150)
Interest (expense) income, net	732	(604)	(1,190)	(597)

Loss from continuing operations	(7,530)	(10,330)	(24,419)	(25,747)
Income (loss) from discontinued operations		2,488		778

Net loss	$(7,530)	$(7,842)	$(24,419)	$(24,969)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.08)	$(0.16)	$(0.30)	$(0.41)

Gain per share from discontinued operations	$—	$0.04	$—	$0.01

Net loss per share	$(0.08)	$(0.12)	$(0.30)	$(0.40)

Basic and diluted weighted average number of common shares outstanding	92,297,263	66,521,776	82,027,113	62,820,068

SELECTED BALANCE SHEET DATA
(in thousands)

	As of September 30,
	2009	As of December 31, 2008
	(unaudited)
Cash and cash equivalents	$29,984	$26,938
Short-term investments	4,391	6,962
Total current assets	34,935	35,096
Working capital	29,288	7,379
Total assets	75,880	76,625
Long term debt	3,216	3,419
Stockholders’ equity	67,017	45,489
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